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                                                                    EXHIBIT 3.11

                            ARTICLES OF INCORPORATION

                                       OF

                         EASTERN SIERRA ENERGY COMPANY

                                       I

         The name of the corporation is Eastern Sierra Energy Company.

                                       II

         The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than a banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                       III

         The name and address in the State of California of the corporation's initial agent for service of process are:

                                 Alan M. Fenning
                      18872 MacArthur Boulevard, Suite 400
                            Irvine, California 92715

                                       IV

         This corporation is authorized to issue only one class of shares, which shall be designated "common" shares. The total authorized number of such shares authorized to be issued is ten thousand (10,000) shares.

         Dated: March 24, 1988.

                                                     /s/ Douglas B. Whiting
                                                     ---------------------------
                                                     Douglas B. Whiting